Fuel Systems Solutions Reports Second Quarter 2013 Results

     Second Quarter Revenue of $111.1 Million Operating Income of $4.8 Million; Affirms Outlook

NEW YORK, N.Y., August 8, 2013 -- Fuel Systems Solutions, Inc. (Nasdaq: FSYS) reported results for its second quarter ended and six months ended June 30, 2013.

Mariano Costamagna, Fuel Systems’ CEO, said, “Second quarter results reflected normal seasonal trends as we focused on executional efficiency and competing effectively in difficult markets. Greater DOEM revenues in our Automotive segment than last year, primarily due to an increasingly meaningful contribution from US Automotive, offset lower aftermarket kits sales, which continue to be pressured by a difficult economy and increasing competition, particularly in Europe. Our Industrial mobile and stationery engine business was solid and drove this segment’s growth in the quarter, despite softer results from the heavy duty market in Asia. Although our gross profit margin was impacted by these factors, our operating margin in the quarter benefitted by the consolidation of our automotive operational processes, which is streamlining our operating expenses and manufacturing efforts. Overall, Fuel Systems is tracking toward its full year 2013 objectives. For the second half of 2013, we will remain focused on maximizing profitability while continuing to strategically invest in our brands, our technology, our product offerings, and broadening our customer relationships.”

Second Quarter 2013 Financial Results

Revenue for the second quarter of 2013 was $111.1 million compared to $109.0 million in the second quarter of 2012. The impact of foreign exchange on second quarter revenue was a negative $1.2 million; excluding the effect of foreign exchange, second quarter revenue increased 3.0% compared to the prior year.

Gross profit for the second quarter of 2013 was $25.8 million, or 23.2% of revenue, compared to $29.1 million, or 26.7% of revenue, in the second quarter of 2012, primarily reflecting the combination of the decreased aftermarket contributions and lower margin in the US DOEM market partially offset by a positive impact from the industrial markets. Operating income for the second quarter of 2013 totaled $4.8 million, or 4.3% of revenue, compared to operating income of $6.2 million, or 5.7% of revenue, in the second quarter of 2012, reflecting the lower margin of the current business mix partially offset by lower operating expenses.

EBITDA for the second quarter of 2013 was $7.3 million, or 6.6% of revenue, compared to $10.7 million, or 9.8% of revenue, in the second quarter of 2012, primarily reflecting the abovementioned revenue and cost variances. EBITDA is a non-GAAP measure. See “Non-GAAP Measures” below for a discussion of this metric.

The tax rate for the second quarter of 2013 was 34.5% compared to (8.3) % in the prior year quarter, in which a tax benefit of approximately $5.0 million, or $0.25 per share, was recognized. The Company expects its effective tax rate for 2013 to be approximately 40% resulting from the current mix of business by tax jurisdiction.

Net income for the second quarter of 2013 was $2.6 million, or $0.13 per diluted share, compared to net income of $7.1 million, or $0.36 per diluted share, in the second quarter of 2012. Excluding the abovementioned second quarter 2012 $0.25 per diluted share tax benefit, net income was $0.11 per diluted share in the prior year quarter.

FSS Automotive Operations

FSS Automotive second quarter 2013 revenue was $78.0 million, compared to $78.3 million from the same quarter a year ago. The impact of foreign exchange on FSS Automotive was a negative $0.6 million; in constant currency, second quarter FSS Automotive revenue was unchanged from the prior year reflecting the increased DOEM and compressor revenues that were offset by the declining aftermarket activity. FSS Automotive second quarter 2013 operating income was $2.8 million compared to operating income of $5.2 million in the same period a year ago. FSS Automotive second quarter 2013 EBITDA was $5.2 million, compared to $8.8 million in the same period a year ago.

FSS Industrial Operations

FSS Industrial second quarter 2013 revenue was $33.1 million compared to $30.7 million from the same quarter a year ago. The impact of foreign exchange on FSS Industrial was a negative $0.6 million; in constant currency, second quarter FSS Industrial revenue increased 10.0% from the prior year, reflecting overall growth in the North American markets for mobile and stationary engines slightly offset by a decline in the heavy duty Asian market. FSS Industrial second quarter 2013 operating income was $3.7 million compared to operating income of $2.3 million in the same period a year ago. FSS Industrial second quarter 2013 EBITDA was $3.7 million, compared to $3.0 million in the same period a year ago, which reflects incremental margin on the increased revenue discussed above.

Six Months Ended June 30, 2013 Financial Results

Total revenue for the first half of 2013 was $209.7 million, compared to $206.3 million for the first half of 2012. Net income for the first half of 2013 was $1.9 million, or $0.09 per diluted share, compared to $5.9 million, or $0.30 per diluted share, for the first half of 2012. EBITDA for the first half of 2013 was $11.7 million compared to $16.1 million for the first half of 2012.

Total FSS Automotive revenue for the first six months of 2013 was $144.6 million compared to $141.9 million for the same period a year ago. Automotive operating income was $3.1 million for the first half of 2013 compared to $3.8 million for the first half of 2012. FSS Automotive EBITDA for the first half of 2013 was $8.5 million compared to $10.9 million for the first half of 2012.

Total FSS Industrial revenue for the first six months of 2013 was $65.1 million compared to $64.4 million for the same period a year ago. Industrial operating income was $6.1 million for the first half of 2013 compared to $6.9 million for the first half of 2012. FSS Industrial EBITDA for the first half of 2013 was $6.4 million compared to $8.6 million for the first half of 2012.

Company Outlook

The Company is reaffirming its previous outlook and continues to expect full year 2013 revenue to be between $400 million and $420 million, 2013 gross margin of 21% to 23%, and 2013 operating margin of 2% to 4%. This outlook is based upon the following expectations:

·	Automotive operations – growth in DOEM programs, particularly in the US, combined with contributions from Asia and Latin American automotive markets; partially offset by slower transportation aftermarket given increasingly aggressive competition and the difficult economies in developing countries and Europe.

·	Industrial operations – growth in APU market, aided by the launch of new battery products; slight growth in stationery equipment and mobile industrial markets overall with a mix of stable and weaker geographies.

·	A comparable margin performance in 2013 relative to 2012 as the Company focuses on achieving greater operational efficiencies given some margin compression expected from an increasingly competitive environment; continued selected investments in key leading edge technologies.

Non-GAAP Measures

To provide investors and others with additional information regarding Fuel Systems’ results, in addition to the results presented in accordance with generally accepted accounting principles, or GAAP, in this press release, Fuel Systems presents EBITDA, which is a non-GAAP measure. A reconciliation of this non-GAAP measure to the closest GAAP financial measure is presented in the financial tables below under the heading “Non-GAAP FINANCIAL MEASURE RECONCILIATION”. EBITDA is determined by adding the following items to Net Income, the closest GAAP financial measure: Depreciation & Amortization; Interest income, net; and Benefit (Provision) for Income Taxes. Fuel Systems’ management believes this non-GAAP financial measure offers additional insight into the Company’s ongoing business in a manner that allows for meaningful period-to-period comparisons and analysis of trends in the business, as it excludes certain non-cash items. This non-GAAP financial measure also can provide useful information to investors and others in understanding and evaluating Fuel Systems’ operating results and future prospects when comparing financial results across accounting periods and to those of peer companies. Fuel Systems may not define this non-GAAP financial measure in a manner similar to other companies.

Conference Call

The Company will host a conference call today, August 8th at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time to discuss its second quarter 2013 financial results and other matters. To listen to the call live, please dial 877-356-8063 at least 10 minutes before the start of the conference. International participants may dial 706-679-2544. The conference ID will be 18004915. The call will be webcast and can be accessed from the “Investor Relations” section of the Company’s website at www.fuelsystemssolutions.com. A telephone replay will be available until midnight Eastern Time on August 13th by dialing 855-859-2056 or 404-537-3406 and entering pass code 18004915. A replay will also be available at the web address above for 90 days.

Forward-Looking Statements

This press release contains certain forward-looking statements that involve risks and uncertainties, including, without limitation, expressed or implied statements concerning the Company's outlook for 2013, as well as its position in the market place, the success of its products and its effective tax rate for the year. Such statements represent only our opinions and predictions. The Company's actual results may differ materially. Factors that may cause the Company's results to differ include, but are not limited to, a further slowing of economic activity, our ability to reduce our cost structure and expenses as anticipated; the unpredictable nature of the developing alternative fuel US automotive market; customer dissatisfaction with the Company’s products or services; the inability of the Company to deliver its products on schedule; the availability of gaseous fueling infrastructure in our markets globally; the price differential between alternative gaseous fuels and gasoline; unanticipated economic uncertainties caused by political instability in certain of the local markets we do business in; the growth of non-gaseous alternative fuel products and other new technologies; currency rate fluctuations and devaluations; our ability to promptly realign costs with current market conditions; unanticipated litigations; differences in the tax policies of each country from which the Company derives income that would impact our effective tax rate; potential changes in tax policies and government incentives and their effect on the economic benefits of our products to consumers; the continued weakness in financial and credit markets and the economy; and the repeal or implementation of government regulations relating to reducing vehicle emissions. Readers also should consider the risk factors set forth in the Company's reports filed with the Securities and Exchange Commission, including, but not limited to, those contained in the "Risk Factors" section of the Company's Annual Report on Form 10-K, for the year ended December 31, 2012. The Company does not undertake to update or revise any of its forward-looking statements.

About Fuel Systems Solutions

Fuel Systems Solutions (Nasdaq: FSYS) is a leading designer, manufacturer and supplier of proven, cost-effective alternative fuel components and systems for use in transportation and industrial applications. Fuel Systems’ components and systems control the pressure and flow of gaseous alternative fuels, such as propane and natural gas, used in internal combustion engines. These components and systems feature the Company’s advanced fuel system technologies, which improve efficiency, enhance power output and reduce emissions by electronically sensing and regulating the proper proportion of fuel and air required by the internal combustion engine. In addition to the components and systems, the Company provides engineering and systems integration services to address unique customer requirements for performance, durability and configuration. Additional information is available at www.fuelsystemssolutions.com.

Company Contact:

Pietro Bersani, Chief Financial Officer Fuel Systems Solutions, Inc. (646) 502-7170

Investor Relations Contacts: LHA Carolyn M. Capaccio ccapaccio@lhai.com Cathy Mattison cmattison@lhai.com (415) 433-3777

– Tables Follow –

FUEL SYSTEMS SOLUTIONS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)
(Unaudited)
June 30, 2013		December 31, 2012

ASSETS
Current assets:
Cash and cash equivalents	$70,963	$75,675
Accounts receivable, less allowance for doubtful accounts of $4,028 and $4,349 at June 30,
2013 and December 31, 2012, respectively	79,702	75,191
Inventories	107,873	104,056
Deferred tax assets, net	8,373	7,999
Other current assets	17,229	14,815
Related party receivables	3,899	5,205

Total current assets	288,039	282,941
Equipment and leasehold improvements, net	55,857	59,368
Goodwill, net	47,858	49,218
Deferred tax assets, net	4,585	5,008
Intangible assets, net	13,163	15,186
Other assets	1,248	861
Long-term investments	12,681	7,236

Total Assets	$423,431	$419,818

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$52,484	$42,483
Accrued expenses	40,529	42,156
Income taxes payable	4,065	2,804
Current portion of term loans and debt	284	308
Deferred tax liabilities, net	166	305
Related party payables	3,978	4,100

Total current liabilities	101,506	92,156
Term and other loans	556	713
Other liabilities	7,970	8,354
Deferred tax liabilities, net	1,649	1,548

Total Liabilities	111,681	102,771

Equity:
Preferred stock, $0.001 par value, authorized 1,000,000 shares; none issued and outstanding
at June 30, 2013 and December 31, 2012	—	—
Common stock, $0.001 par value, authorized 200,000,000 shares; 20,086,865 issued and
20,078,866 outstanding at June 30, 2013; and 20,061,887 issued and 20,039,020 outstanding
at December 31, 2012	20	20
Additional paid-in capital	319,924	319,667
Shares held in treasury, 7,999 shares at June 30, 2013 and December 31, 2012, respectively	(294)	(305)
Retained Earnings (Accumulated Deficit)	1,580	(275)
Accumulated other comprehensive loss	(9,480)	(2,060)

Total Equity	311,750	317,047

Total Liabilities and Equity	$423,431	$419,818

	FUEL SYSTEMS SOLUTIONS, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except share and per share data)
	(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2013	2012	2013	2012

Revenue	$111,095	$108,951	$209,695	$206,341
Cost of revenue	85,276	79,844	162,258	154,672

Gross profit	25,819	29,107	47,437	51,699
Operating expenses:
Research and development expense	7,268	8,263	13,793	15,163
Selling, general and administrative expense	13,730	14,614	27,686	29,234

Total operating expenses	20,998	22,877	41,479	44,397

Operating income	4,821	6,230	5,958	7,272
Other (expense) income, net	(909)	357	(1,244)	150
Interest income, net	27	11	43	91

Income from operations before income taxes and
non-controlling interest	3,939	6,598	4,757	7,513
Income tax (expense) benefit	(1,359)	550	(2,902)	(1,567)

Net income attributable to Fuel Systems Solutions,
Inc.	$2,580	$7,148	$1,855	$5,946

Net income per share attributable to Fuel Systems
Solutions, Inc:
Basic	$0.13	$0.36	$0.09	$0.30

Diluted	$0.13	$0.36	$0.09	$0.30

Number of shares used in per share calculation:
Basic	20,065,789	20,019,779	20,057,653	20,017,049

Diluted	20,078,863	20,049,993	20,070,621	20,059,306

FUEL SYSTEMS SOLUTIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands) (Unaudited)

	Six Months Ended
	June 30,

	2013	2012

Cash flows from operating activities:
Net income	$1,855	$5,946
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and other amortization	5,443	5,142
Amortization of intangibles arising from acquisitions	1,538	3,540
Provision for doubtful accounts	78	372
Provision for related party loan receivable	—	828
Write down of inventory	1,325	1,202
Deferred income taxes	(441)	(5,825)
Unrealized loss on foreign exchange transactions	2,175	424
Compensation expense related to equity awards	174	608
(Gain) loss on disposal of equipment and other assets	(407)	275
Reduction of contingent consideration	(406)	—
Other	(247)	—
Changes in assets and liabilities, net of acquisitions:
Increase in accounts receivable	(6,452)	(14,551)
Increase in inventories	(8,739)	(8,574)
(Increase) decrease in other current assets	(2,960)	3,621
(Increase) decrease in other assets	(603)	212
Increase in accounts payable	11,624	1,325
Increase (decrease) in income taxes payable	1,395	(667)
Increase in accrued expenses	47	6,604
Decrease in long-term liabilities	(267)	(376)
Receivables from/payables to related party, net	814	3,348

Net cash provided by operating activities	5,946	3,454

Cash flows from investing activities:
Purchase of equipment and leasehold improvements	(3,991)	(7,082)
Purchase of investments	(12,626)	(18,277)
Sale of investments	6,753	—
Acquisition, net of cash acquired	—	(5,700)
Amount in restricted cash for acquisition of non-controlling interest	—	2,820
Other	192	133

Net cash used in investing activities	(9,672)	(28,106)

Cash flows from financing activities:
Decrease in callable revolving lines of credit, net	—	(2,204)
Payments on term loans and other loans	(142)	(1,837)
Acquisition of non-controlling interest	—	(2,820)
Other	94	18

Net cash used in financing activities	(48)	(6,843)

Net decrease in cash and cash equivalents	(3,774)	(31,495)
Effect of exchange rate changes on cash	(938)	(1,379)

Net decrease in cash and cash equivalents	(4,712)	(32,874)
Cash and cash equivalents at beginning of period	75,675	96,740

Cash and cash equivalents at end of period	$70,963	$63,866

	FUEL SYSTEMS SOLUTIONS, INC.
	OPERATING SEGMENT INFORMATION
	(In thousands) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2013	2012	2013	2012

Revenue:
FSS Industrial	$33,133	$30,667	$65,079	$64,397
FSS Automotive	77,962	78,284	144,616	141,944

Total	$111,095	$108,951	$209,695	$206,341

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2013	2012	2013	2012

Operating Income (Loss):
FSS Industrial	$3,652	$2,258	$6,114	$6,886
FSS Automotive	2,792	5,167	3,054	3,801
Corporate Expenses (1)	(1,623)	(1,195)	(3,210)	(3,415)

Total	$4,821	$6,230	$5,958	$7,272

(1) Represents corporate expense not allocated to either of the business segments.

FUEL SYSTEMS SOLUTIONS, INC.

NON-GAAP FINANCIAL MEASURE RECONCILIATION (In thousands) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

Segment EBITDA:	2013	2012	2013	2012

FSS Industrial	$3,746	$3,037	$6,409	$8,564
FSS Automotive	5,197	8,836	8,485	10,905
Corporate and Other	(1,631)	(1,147)	(3,199)	(3,365)

Total EBITDA (Non-GAAP)	$7,312	$10,726	$11,695	$16,104

Reconciliation:

Interest income, net	27	11	43	91
(Provision) Benefit for Income taxes	(1,359)	550	(2,902)	(1,567)
Depreciation & Amortization	(3,400)	(4,139)	(6,981)	(8,682)

Net Income attributable to Fuel Systems Solutions, Inc.	$2,580	$7,148	$1,855	$5,946